Camber Energy, Inc. 8-K

Exhibit 3.2

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.	Name of corporation:

CAMBER ENERGY, INC. [C31179-2003]

2.	Stockholder approval pursuant to statute has been obtained.

3.	The class or series of stock being amended:

SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section I.G.7(a) of the Designation (specifically, the 2nd Section I.G.7, "Issuance Limitation" - "Beneficial Ownership") is amended to read as set forth on Exhibit A.

5.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6.	Signature: (required)

X /s/ Robert Schleizer
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State NRS Amend Designation

This form must be accompanied by appropriate fees.

EXHIBIT A

“7.            Issuance Limitation.

a.           Beneficial Ownership. Notwithstanding any other provision, at no time may the Corporation issue shares of Common Stock to Holder which, when aggregated with all other shares of Common Stock then deemed beneficially owned by Holder, would result in Holder owning more than 9.99% of all Common Stock outstanding immediately after giving effect to such issuance, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that any conversion would otherwise result in exceeding the beneficial ownership limitation set forth in the preceding sentence, the Delivery Notice will specify the number of shares that may be delivered without exceeding the limitation, and any issuance beyond such extent will be held in abeyance until such time as it would not result in Holder exceeding the beneficial ownership limitation. No provision of this paragraph may be waived by Holder or the Corporation.”